UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011 (May 19, 2011)

Retail Ventures, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4150 E. Fifth Avenue, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 238-4148

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On February 8, 2011, Retail Ventures, Inc., an Ohio corporation (“Retail Ventures”), announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DSW Inc., an Ohio corporation (“DSW”) and DSW MS LLC, an Ohio limited liability company and a wholly owned subsidiary of DSW (“Merger LLC”), pursuant to which Retail Ventures will merge with and into Merger LLC, with Merger LLC continuing after the merger as the surviving entity and a wholly owned subsidiary of DSW (the “Merger”). On May 19, 2011, Retail Ventures held a special meeting of its shareholders (the “Special Meeting”) to consider a proposal to adopt the Merger Agreement and approve the Merger. The proposal is described in detail in the joint proxy statement/prospectus filed with the Securities and Exchange Commission on April 11, 2011. As of March 22, 2011, the record date for determining the Retail Ventures shareholders entitled to vote on the proposals presented at the Special Meeting, there were 50,251,878 issued and outstanding Retail Ventures common shares entitled to vote at the Special Meeting. At the Special Meeting, the holders of 46,992,947 issued and outstanding Retail Ventures common shares were represented in person or by proxy, constituting a quorum. The holders of a majority of the Retail Ventures common shares outstanding and entitled to vote were required to vote in favor of the adoption of the Merger Agreement and the approval of the Merger. The shareholders approved the proposal. The vote results detailed below represent the final results as certified by the inspector of elections.

Proposal 1 – Approve the Merger Agreement

For	Against	Abstain	Broker Non-Votes
46,978,866	12,681	1,400	•

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Retail Ventures, Inc.

Date: May 20, 2011

By: /s/ James A. McGrady
James A. McGrady
Chief Executive Officer, President,
Chief Financial Officer and Treasurer